                                                                      Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 33-74163) on Form S-3 and registration statement (No. 333-49912, 33-24415, 33-62541, 33-64661 and 333-30528) on Form S-8 of Sigma Aldrich Corporation of our report dated February 6, 2003 with respect to the consolidated balance sheets of Sigma Aldrich Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Sigma Aldrich Corporation.

Our report refers to a change in accounting for goodwill and other intangible assets.


KPMG LLP
St. Louis, Missouri
March 21, 2003